Exhibit 99.1

For Immediate Release

Compass Minerals Reports First-Quarter Snow-Event Data
Increased snow activity pushes salt sales volumes above prior year results.

OVERLAND PARK, Kan. (April 10, 2018) – Compass Minerals (NYSE: CMP) reported above-average winter weather in its primary North American service areas for the first quarter of 2018 and the full 2017-2018 winter season.

Eleven representative cities in the company’s primary North American highway deicing service area reported 118 snow events during the first quarter of 2018, compared to the 10-year average of 112 events. Snow events totaled 175 for the full 2017-2018 winter season, which was approximately 11 percent above the 10-year average of 157 events.

The company sold approximately 4.3 million tons of highway deicing salt products in the period, an increase of 22 percent from first-quarter 2017 results, which were negatively impacted by mild winter weather. This total includes all highway maintenance products sold in the U.S., Canada and the U.K., as well as rock salt sold to the chemical industry. Sales of all salt products totaled 4.8 million tons in the 2018 first quarter compared to 4.0 million tons in the first quarter of 2017.

“Our sales this quarter not only benefited from a return to more typical winter weather in North America, but also from a strong winter in the U.K.,” said Fran Malecha, Compass Minerals’ president and CEO. “While fundamentals look to be improving for highway deicing salt in many of our markets, our full-year salt volume guidance remains unchanged as we progress through this year’s North American highway deicing bid season and continue ramping up production with continuous mining and haulage at our Goderich mine.”

Snow Events Note: The number of snow events reported may not directly correlate to Compass Minerals’ deicing results due to a variety of factors, including the relative significance to the company of the cities represented and differences in the amount of salt purchased by customers to establish their pre-season stockpiles. The weather data should be used only as an indicator of the year-to-year variations in winter weather conditions in these cities. Compass Minerals draws its weather data from the U.S. National Weather Service and National Climatic Data Center and Environment Canada without weighting or other adjustments.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. Compass Minerals’ mission is to be the best essential minerals company by delivering where and when it matters. The company produces its minerals at locations throughout the U.S., Canada, Brazil and the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

Investor Contact	Media Contact
Theresa L. Womble	Tara Hefner
Director of Investor Relations	Manager of Corporate Affairs
+1.913.344.9362	+1.913.344.9319
womblet@compassminerals.com	MediaRelations@compassminerals.com

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We use words such as “may,” “would,” “could,”  “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) pressure on prices and impact from competitive products, (iii) any inability by the company to fund necessary capital expenditures or successfully implement any capital projects, (iv) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, (v) the ability to successfully integrate acquired businesses, and (vi) any inability by the company to successfully implement its restructuring plans or cost-saving initiatives. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2017 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 filed or to be filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.